[TYPE]  15-12B
    [DESCRIPTION]  FORM 15 DATED MARCH 22, 2000


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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               ------------
                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                        Commission File Number 1-14604

                          NEWCOURT CREDIT GROUP INC.
          (Exact name of registrant as specified in its charter)

                     207 Queens Quay West, Suite 700
                     Toronto, Ontario, Canada M5J 1A7
                             (416) 594-2400
           (Address, including zip code, and telephone number,
    including area code of registrant's principal executive offices)

                             Common Shares
        (Title of each class of securities covered by this form)
                                  None
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

             Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(i)    [X]
             Rule 12g-4(a)(1)(ii)    [  ]    Rule 12h-3(b)(1)(ii)   [  ]
             Rule 12g-4(a)(2)(i)     [  ]    Rule 12h-3(b)(2)(i)    [  ]
             Rule 12g-4(a)(2)(ii)    [  ]    Rule 12h-3(b)(2)(ii)   [  ]
                                             Rule 15d-6             [  ]

Approximate number of holders of record as of certification or notice date:
             Common Shares     One

Pursuant to the requirements of the Securities Exchange Act of 1934, Newcourt Credit Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 22, 2000       By:  /s/ Eric Mandelbaum

                            Name:  Eric Mandelbaum
                            Title: Assistant General Counsel - Treasurer